Exhibit 107.1

CALCULATION OF FILING FEE TABLE

S-3ASR

(Form Type)

Intapp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other (3)	Warrants (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other(3)	Purchase Contracts (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other (3)	Units (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Secondary Offering: Common Stock, par value $0.001 per share	Rules 457(c)	47,816,280 (4)	$44.03 (5)	$2,105,350,808.40	0.00011020	$232,009.66
Fee Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
N/A
	Total Offering Amounts					$2,105,350,808.40		$232,009.66
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$232,009.66

(1)
An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices along with an unspecified number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder. The proposed maximum offering price per security will be determined from time to time by Intapp, Inc. in connection with, and at the time of, offering by Intapp, Inc. of the securities registered hereby or by such selling securityholders. Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of shares of common stock, par value $0.001 per share and preferred stock, par value $0.001 per share, as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, reclassifications or similar transactions. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are offered hereunder.

(2)
In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.

(3)
Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(4)
With respect to this secondary offering, this registration statement registers 47,816,280 shares of Common Stock, par value $0.001 per share, of Intapp, Inc. Pursuant to Rule 416, this registration statement also relates to an indeterminate number of additional shares of Common Stock which may be issued with respect to such shares of Common Stock by way of stock splits, stock dividends, reclassifications or similar transactions.

(5)
Estimated pursuant to Rules 457(c) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for shares of Common Stock, reported on the Nasdaq Global Select Market on May 15, 2023.